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              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                      (in thousands except per share data)


                                                                      Three Months Ended      Nine Months Ended
                                                                           March 31,               March 31,
                                                                    ---------------------   ---------------------
                                                                      1997        1996        1997        1996
                                                                    ---------   ---------   ---------   ---------
NET INCOME                                                          $  10,038   $   5,735   $  27,701   $  16,468
                                                                    =========   =========   =========   =========

PRIMARY

Weighted average number of shares outstanding                          35,521      27,246      35,462      26,984

Additional weighted average shares from assumed exercise
    of dilutive stock options and warrants, net of
    shares assumed to be repurchased with exercise
    proceeds                                                              850         754       1,017         714

Additional weighted average shares from assumed
    issuance of shares issuable from acquisitions                        --          --          --          --
                                                                    ---------   ---------   ---------   ---------
                                                                       36,371      28,000      36,479      27,698
                                                                    =========   =========   =========   =========


Earnings per share                                                  $     .28   $     .21   $     .76   $     .59
                                                                    =========   =========   =========   =========

FULLY DILUTED

Weighted average number of shares outstanding                          35,521      27,246      35,462      26,984

Additional weighted average shares from assumed exercise
    of dilutive stock options and warrants, net of
    shares assumed to be repurchased with exercise
    proceeds                                                              850         854       1,017         928

Additional weighted average shares from assumed
    issuance of shares issuable from acquisition                         --          --          --          --

Additional weighted average shares from assumed
    conversion of preferred stock                                        --            52        --            52
                                                                    ---------   ---------   ---------   ---------
                                                                       36,371      28,152      36,479      27,964
                                                                    =========   =========   =========   =========


Earnings per share (fully diluted):                                 $     .28   $     .20   $     .76   $     .59
                                                                    =========   =========   =========   =========